Exhibit 3.1

ARTICLES OF AMENDMENT TO

THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PENN VIRGINIA CORPORATION

The undersigned, on behalf of Penn Virginia Corporation, a Virginia corporation a corporation organized and existing under and by virtue of the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “Corporation”) (SCC ID # 00169714), pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.     The name of the Corporation is Penn Virginia Corporation.

2.     The amendment to the Corporation’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) adopted consists of the addition of a new Section 4.10 in the Articles of Incorporation with the text set forth below:

Section 4.10 Series A Preferred Stock. The provisions in this Section 4.10, which shall apply notwithstanding anything in these Second Amended and Restated Articles of Incorporation to the contrary, are referred to as “these Articles of Amendment” and constitute a Preferred Stock Designation.

(a).    Designation and Number of Shares. Pursuant to these Second Amended and Restated Articles of Incorporation, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 300,000 shares of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).

(b).    Permitted Owners. Shares of the Series A Preferred Stock may be issued only to, and registered in the name of, JSTX Holdings, LLC and Rocky Creek Resources, LLC (collectively, the “Investors”), their respective successors and permitted assigns in accordance with Section 4.10(f) (including all subsequent successors and permitted assigns) (the Investors together with such persons, collectively, the “Permitted Series A Owners”).

(c).    Voting.

(i)    Each one one-hundredth (1/100th) of a share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the effective date of these Articles of Amendment.

(ii)    Except as otherwise provided herein or in any other Articles of Amendment creating a class or series of preferred stock or any similar stock, or by applicable law, the holders of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of any other class or series of capital stock of the Corporation entitled to vote generally together with the Common Stock shall vote together as one class on all matters submitted to a vote of the holders of such Common Stock.

(iii)    Except as otherwise required by law, these Second Amended and Restated Articles of Incorporation or these Articles of Amendment, for so long as any shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of these Second Amended and Restated Articles of Incorporation or these Articles of Amendment, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Series A Preferred Stock. Any action required or permitted to be taken at any meeting of the holders of Series A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Virginia, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series A Preferred Stock shall, to the extent required by law, be given to those holders of Series A Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series A Preferred Stock to take the action were delivered to the Corporation.

(iv)    The holders of Series A Preferred Stock shall not have any voting rights except as set forth herein, in these Second Amended and Restated Articles of Incorporation, in the Investor and Registration Rights Agreement, dated on or around January 15, 2021, by and among the Corporation and the other parties thereto (the “IRRA”), or as provided by applicable law.

(d).    Board Representation.

(i)    As of the effective date of these Articles of Amendment, the Board shall increase the size of the Board by five directors (to nine total directors) and, promptly thereafter, but in any event upon effectiveness of the IRRA, the Board shall cause five of such newly created directorships to be filled with five individuals designated by the Permitted Series A Owners (in such capacity, each an “Investor Director” and together with any other person designated to replace any such person in accordance with the terms of this Section 4.10(d), and including both Investor Affiliated Directors and Investor Non-Affiliated Directors, the “Investor Directors”), all of whom may be Investor Affiliated Directors, by written consent or other written instrument delivered to the Corporation.

(ii)    In addition to the vote in Section 4.10(c)(i), from and after the effective date of these Articles of Amendment, for so long as the Permitted Series A Owners have the right to redeem or exchange Common Units (as defined below) for Common Stock pursuant to the Limited Partnership Agreement (as defined below) in such percentages relative to the number of shares of Common Stock then outstanding as set forth below, the holders of a majority of the total number of outstanding shares of Series A Preferred Stock (the “Permitted Series A Owner Majority”) shall have the exclusive right, voting separately as a class and to the exclusion of the Common Stock and any other class or series of capital stock of the Corporation, to designate to the Board the following number of Investor Directors:

(A)    up to five Investor Directors, all of whom may be Investor Affiliated Directors, until such time as (X) the number of shares of Common Stock then issuable to the Permitted Series A Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, plus (Y) the aggregate number of shares of Common Stock then held by the Permitted Series A Owners (such sum, the “Total Series A Ownership”) continuously held is less than or equal to 50% of (1) the number of shares of Common Stock then issuable to the Permitted Series A Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement plus (2) the number of shares of Common Stock then outstanding (such sum, the “Total Shares”) (the “First Step Down Event”);

(B)    up to four Investor Directors, each of whom may be Investor Affiliated Directors, until such time as the Total Series A Ownership continuously held is less than 40% of the Total Shares (the “Second Step Down Event”);

(C)    up to three Investor Directors, each of whom may be an Investor Affiliated Director, until such time as the Total Series A Ownership continuously held is less than 30% of the Total Shares (the “Third Step Down Event”);

(D)    up to two Investor Directors, each of whom may be an Investor Affiliated Director, until such time as the Total Series A Ownership continuously held is less than 20% of the Total Shares (the “Fourth Step Down Event”); and

(E)    up to one Investor Director, who may be an Investor Affiliated Director, until such time as the Total Series A Ownership continuously held is less than 10% of the Total Shares (the “Fifth Step Down Event,” and together with the First Step Down Event, the Second Step Down Event, the Third Step Down Event and the Fourth Step Down Event, each a “Step Down Event”).

(iii)    The Corporation shall take all actions within its power to cause all Investor Directors designated pursuant to this Section 4.10(d) to be included in the slate of nominees recommended by the Board for election as directors at each annual or special meeting called for the purpose of electing directors (and/or in connection with any election by written consent). Notwithstanding anything to the contrary herein, the Investor Directors designated pursuant to this Section 4.10(d) shall be elected by the Permitted Series A Owner Majority, voting separately as a class and to the exclusion of the Common Stock and any other class or series of capital stock of the Corporation, and may be elected, at the option of the Permitted Series A Owner Majority, either (i) by written consent of the Permitted Series A Owner Majority or (ii) at annual or special meetings called for the purpose of electing directors.

(iv)    From and after the effective date of these Articles of Amendment, for so long as the Permitted Series A Owners have the right to designate directors pursuant to Section 4.10(d)(ii), the size of the Board shall not be decreased in a manner that would limit such designation rights.

(v)    Each Investor Director designated pursuant to this Section 4.10(d) shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal. Any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Permitted Series A Owner Majority, and may be filled with immediate effect by written consent of the Permitted Series A Owner Majority, subject to the fulfillment of the requirements set forth in Section 4.10(d)(vii). Subject to Section 4.10(d)(viii), each Investor Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Permitted Series A Owner Majority.

(vi)    At all times while an Investor Director is serving as a member of the Board, and following any such Investor Director’s death, disability, resignation or removal, such Investor Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board.

(vii)    Each Investor Director shall satisfy the requirements set forth in Sections 3.02(c) and 3.02(d) of the IRRA.

(viii)    Upon the occurrence of any Step Down Event, such Investor Directors then serving on the Board in excess of the entitled number pursuant to Section 4.10(d)(ii) (as selected by the Permitted Series A Owner Majority) shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) resign from the Board and the number of directors comprising the Board shall automatically be reduced consistent with Section 3.01(d) of the IRRA, and the corresponding right to designate directors pursuant to the applicable subsection of Section 4.10(d)(ii) shall automatically terminate, such that:

(A)    upon the occurrence of the First Step Down Event (but prior to the Second Step Down Event), if there are five Investor Affiliated Directors then serving on the Board, one Investor Affiliated Director shall promptly resign, and such vacancy shall be filled by the Board based on the recommendation of the Nominating and Governance Committee, but in any event such replacement director shall be a Non-Affiliated Director, and the right to designate directors pursuant to Section 4.10(d)(ii)(A) shall automatically terminate;

(B)    upon the occurrence of the Second Step Down Event (but prior to the Third Step Down Event), (x) if there are four Investor Directors then serving on the Board, one Investor Director shall promptly resign and (y) any director elected to fill a vacancy pursuant to Section 4.10(d)(viii)(A), shall promptly resign, and the size of the Board shall automatically be reduced by two directors (to seven total directors) and the right to designate directors pursuant to Section 4.10(d)(ii)(B) shall automatically terminate;

(C)    upon the occurrence of the Third Step Down Event (but prior to the Fourth Step Down Event), if there are three Investor Directors then serving on the Board, one Investor Director shall promptly resign, the size of the Board shall automatically be reduced by one director (to six total directors) and the right to designate directors pursuant to Section 4.10(d)(ii)(C) shall automatically terminate;

(D)    upon the occurrence of the Fourth Step Down Event (but prior to the Fifth Step Down Event), if there are two Investor Directors then serving on the Board, one Investor Director shall promptly resign, the size of the Board shall automatically be reduced by one director (to five total directors) and the right to designate directors pursuant to Section 4.10(d)(ii)(D) shall automatically terminate; and

(E)    upon the occurrence of the Fifth Step Down Event, if there is an Investor Director then serving on the Board, that remaining Investor Director shall promptly resign from the Board, unless the Non-Affiliated Directors, by a majority vote, determine otherwise, and the right to designate directors pursuant to Section 4.10(d)(ii) shall automatically terminate.

(ix)    If, following the redemption or exchange of Common Units for Common Stock pursuant to the Limited Partnership Agreement, or after termination of this Certificate of Designation or such time as no shares of Series A Preferred Stock remain outstanding, the Permitted Series A Owners would continue to satisfy the ownership percentages set forth in Section 4.10(d)(ii) as a result of their continuous ownership of Common Stock relative to the Total Shares, the Permitted Series A Owners may request the Corporation to enter into such agreements reflecting the rights set forth in this Section 4.10(d), which the Corporation and the Permitted Series A Owners shall enter into as promptly as practicable after such request (but in any event, no later than 30 days after such request).

(e).    Dividends; Non-Economic Interest. Notwithstanding anything to the contrary in these Second Amended and Restated Articles of Incorporation and these Articles of Amendment, (i) dividends shall not be declared or paid on the Series A Preferred Stock and (ii) the Series A Preferred Stock shall otherwise be non-economic interests in the Corporation in all respects.

(f).    Transfer of Series A Preferred Stock.

(i)    Subject to Section 4.10(g)(iii), a holder of Series A Preferred Stock may surrender shares of Series A Preferred Stock (or fractions thereof) to the Corporation for no consideration at any time. Following the surrender of any shares of Series A Preferred Stock (or fractions thereof) to the Corporation, the Corporation will take all actions necessary to retire such shares (or fractions) and such shares (or fractions) shall not be re-issued by the Corporation.

(ii)    A holder of Series A Preferred Stock may transfer shares of Series A Preferred Stock (or fractions thereof) to any transferee (other than the Corporation) only if, and only to the extent, (i) such transfer would be permitted by the Limited Partnership Agreement (as defined below) and (ii) such holder also simultaneously transfers one Common Unit for each one one-hundredth (1/100th) of a share of Series A Preferred Stock transferred to such transferee in compliance with the Amended and Restated Agreement of Limited Partnership of PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”), dated on or around January 15, 2021, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Limited Partnership Agreement”). The transfer restrictions described in this Section 4.10(f)(ii) are referred to as the “Restrictions.”

(iii)    Any purported transfer of shares of Series A Preferred Stock (or fractions thereof) in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Series A Preferred Stock (or fractions thereof) in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Series A Preferred Stock (or fractions thereof) (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(iv)    The Board may, with the approval of a majority of the Non-Affiliated Directors if such approval is sought before the First Step Down Event, and to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.10(f) for determining whether any transfer or acquisition of shares of Series A Preferred Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.10(f). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Series A Preferred Stock.

(g).    Conversion; Redemption; Cancellation of Series A Preferred Stock.

(i)    The Series A Preferred Stock is not convertible into any other security of the Corporation.

(ii)    To the extent that any Permitted Series A Owner exercises its right pursuant to the Limited Partnership Agreement to have its Common Units redeemed by the Partnership in accordance with the Limited Partnership Agreement, then simultaneously with the payment of the consideration due under the Limited Partnership Agreement to such Permitted Series A Owner, the Corporation shall cancel for no consideration a number of shares of Series A Preferred Stock (or fractions thereof) registered in the name of the redeeming or exchanging Permitted Series A Owner equal to one one-hundredth (1/100th) of the number of Common Units held by such Permitted Series A Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, such number of shares of Common Stock that shall be issuable upon any such redemption or exchange pursuant to the Limited Partnership Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the Limited Partnership Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the Limited Partnership Agreement. All shares of Common Stock that shall be issued upon any such redemption or exchange will, upon issuance in accordance with the Limited Partnership Agreement, be validly issued, fully paid and nonassessable.

(iii)    In the event of an Adjustment Surrender (as defined in the Limited Partnership Agreement), the Corporation shall cancel in exchange for the aggregate par value thereof a number of shares of Series A Preferred Stock (or fractions thereof) registered in the name of the applicable Permitted Series A Owner equal to one one-hundredth (1/100th) of the number of Common Units surrendered to the Partnership by such Permitted Series A Owner pursuant to Section 3.03(c)(i) of the Limited Partnership Agreement.

(iv)    In the event that no Permitted Series A Owner owns any Common Units that are redeemable or exchangeable pursuant to the Limited Partnership Agreement, then all shares of Series A Preferred Stock (and fractions thereof) will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares (and fractions thereof) and such shares (and fractions thereof) shall not be re-issued by the Corporation.

(h).    Restrictive Legend. Unless otherwise determined by the Board, shares of the Series A Preferred Stock shall be issued in book-entry form and shall not be certificated. All book entries representing shares of Series A Preferred Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PENN VIRGINIA CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR), (2) THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PV ENERGY HOLDINGS, L.P., DATED ON OR AROUND JANUARY 15, 2021, AND (3) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED ON OR AROUND JANUARY 15, 2021, BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO.

(i).    Fractional Shares. The Series A Preferred Stock may be issued in fractions of one one-hundredth (1/100th) of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights and to have the benefit of all other rights of holders of Series A Preferred Stock, including those set forth in Section 4.10(k).

(j).    Cancellation. At any time when there are no longer any shares of Series A Preferred Stock outstanding, these Articles of Amendment automatically will be deemed null and void.

(k).    Liquidation, Dissolution or Winding Up of the Corporation.

(i)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holder of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock of the Corporation and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in an amount equal to $0.01 per share of Series A Preferred Stock. To the extent a holder owns a fraction of a Series A Preferred Stock, such holder’s number of Series A Preferred Stock (and all fractions thereof) will be rounded up to the next whole number of Series A Preferred Stock solely for purposes of this Section 4.10(k).

(ii)    For purposes of this Section 4.10(k), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(l).    Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in these Second Amended and Restated Articles of Incorporation, in the IRRA or as provided by applicable law.

(m).    Definitions. As used in these Articles of Amendment, the terms set forth below shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or a authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise. For purposes of these Articles of Amendment, no member of the Investor Group shall be an Affiliate of the Corporation or any of its subsidiaries, and neither the Corporation nor any of its subsidiaries shall be an Affiliate of any member of the Investor Group.

“Investor Affiliated Director” means a director designated by the Permitted Series A Owners who is an Affiliate, or is employed by or otherwise serves as an officer or director (or equivalent position), of any member of the Investor Group.

“Investor Group” means Juniper Capital Advisors, L.P., a Delaware limited partnership, Juniper Capital Investment Management, L.P., a Delaware limited partnership, the Permitted Series A Owners and each of their respective controlled Affiliates.

“Investor Non-Affiliated Director” means a director designated by the Permitted Series A Owners who is not an Affiliate of, or employed by, any member of the Investor Group.

“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the Nasdaq Global Select Market or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not (i) an Investor Director or (ii) otherwise an Affiliate of the Investor Group, or employed by or otherwise serves as an officer or director of a member of the Investor Group.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

3.     The foregoing amendment to the Articles of Incorporation was duly adopted by the Corporation’s Board of Directors on November 2, 2020. Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act (the “VSCA”) and the authority conferred upon the Board of Directors by the Articles of Incorporation, no shareholder action was required.

4.     Pursuant to Section 13.1-606 of the VSCA, these Articles of Amendment shall be effective upon the issuance by the Virginia State Corporation Commission of a certificate of amendment.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned duly authorized officer this 14th day of January, 2021.

PENN VIRGINIA CORPORATION

By:	/s/ Katherine J. Ryan
Name:	Katherine J. Ryan
Title:	Vice President, Chief Legal Counsel & Corporate Secretary

[Signature Page to Articles of Amendment to Second A&R Articles of Incorporation of Penn Virginia Corporation]